Exhibit 99.01

Press Release
www.shire.com

Shire files lawsuits against Watson and Roxane for infringement of
VYVANSE® (lisdexamfetamine dimesylate) patents

7 July 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that it has filed lawsuits in the U.S. District Court for the District of New Jersey against Roxane Laboratories, Inc., (“Roxane”), and in the U.S. District Court for the Central District of California against Watson Laboratories, Inc., (“Watson”), respectively, for infringement of certain of Shire’s VYVANSE patents.

The lawsuits were initiated in response to Abbreviated New Drug Applications (“ANDAs”) filed by each of Roxane and Watson seeking FDA approval to market and sell generic versions of all currently approved doses of VYVANSE.

Under the Hatch-Waxman Act, the FDA must refrain from approving the Roxane and Watson ANDAs before August 23, 2014, or until a district court decision finding that the patents are invalid or not infringed, whichever occurs earlier.

Shire will provide details of any additional Paragraph IV certifications received advising of ANDA filings on VYVANSE, and any litigation that is subsequently initiated, in its periodic filings on Forms 10-Q and 10-K.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280
	Matthew Cabrey (mcabrey@shire.com)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceuticals and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.